Exhibit 99.1

ISSUE RELEASE:	INVESTOR CONTACT:	Trina Schurman
April 16, 2020 at 1:30 PM PDT		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030

Nordstrom Announces Additional Liquidity and Flexibility Measures
SEATTLE, Wash. - (April 16, 2020) - Nordstrom, Inc. (NYSE: JWN) continues to take precautionary measures to strengthen its financial position for the long term. The Company announced today the amendment of its $800 million revolving line of credit and the closing of its 8.75% secured debt offering of $600 million. These actions provide additional liquidity and flexibility in response to uncertainty related to the novel coronavirus (COVID-19).
Under the terms of the amendment, the revolving line of credit will be secured primarily by the Company’s inventory during periods when its leverage ratio (Adjusted Debt to EBITDAR) exceeds 4.0 times or its credit ratings drop below investment grade. During this period, minimum liquidity thresholds will be applied. Additional details of the amendment are included in the Company’s 8-K filing.
Nordstrom is well-positioned and has taken the following actions to date to increase its cash position and preserve financial flexibility:

•	Exited fiscal 2019 with $850 million in cash, drew down $800 million on its revolving line of credit, and issued $600 million in secured debt financing

•	Suspended quarterly cash dividends and share repurchases

•	Executing further reductions of more than $500 million in operating expenses, capital expenditures and working capital, including ongoing efforts to realign inventory to sales trends
“The actions we are taking are to position ourselves best for our employees, customers and shareholders. This includes proactive steps to strengthen our financial flexibility, including our recent debt offering,” said Anne Bramman, chief financial officer, Nordstrom, Inc. “These measures will provide Nordstrom with additional liquidity and flexibility not just for the short-term but over the longer term as we emerge from this unprecedented time.”
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 379 stores in 40 states, including 116 full-line stores in the United States, Canada and Puerto Rico; 247 Nordstrom Rack stores; three Jeffrey boutiques; two clearance stores; six Trunk Club clubhouses; and five Nordstrom Local service hubs. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com, HauteLook.com and TrunkClub.com. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained in or incorporated in this press release or in other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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